Exhibit 99.1

InfuSystem Holdings, Inc. 31700 Research Park Drive Madison Heights, MI 48071 248-291-1210

FOR IMMEDIATE RELEASE

Monday, May 5, 2014

CONTACT:   Rob Swadosh

   The Dilenschneider Group

   212-922-0900

INFUSYSTEM HOLDINGS, INC. REPORTS FIRST QUARTER

REVENUE OF $17.2 MILLION AND NET PROFIT OF $0.03 PER SHARE

Maintains 2014 Guidance of High Single Digit Revenue Growth

MADISON HEIGHTS, MICHIGAN, May 5, 2014—InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the healthcare industry in the United States, today reported that net income in the first quarter was $0.6 million, equal to $0.03 per diluted share, compared to $0.1 million, or $0.00 per diluted share, in the prior year period. Gross profit for the three months ending March 31, 2014, was $12.1 million, a 16% increase compared to the same prior year period.

Revenues in the first quarter of 2014 were $17.2 million, up $2.5 million, or 17%, from $14.7 million in the first quarter of 2013. During the period, net revenues from rentals increased 10% while net revenues from product sales increased 90% over the same period in 2013. During the first quarter of 2014, an opportunistic product sale of a particular pump at a low gross margin, resulted in $0.9 million in additional revenue, without which revenues from product sales would have increased 19% and total revenues would have increased 11% over the prior year period. The remaining increase in revenues was primarily related to the addition of larger customers and increased penetration into existing customer accounts, both in sales and rentals.

“First quarter results reflect solid across-the-board performance,” stated Eric K. Steen, Chief Executive Officer. “Organic growth of pump rentals and infusion product sales are generating the cash necessary to enable investments in new IT systems that are expected to further accelerate current business gains. At the same time, we continue to gain meaningful traction in the pain management area. This is in large part fueled by recent investments in sales and marketing efforts,” he added.

Mr. Steen also commented on current Executive Chairman Ryan Morris, who will be assuming the role of Non-Executive Chairman following the Company’s May 8 Annual Meeting of Stockholders. “Ryan was the inspiration and impetus for the transformational change that has taken place at InfuSystem since his successful activist-led team gained control a little more than two years ago. His efforts are reflected in today’s far-stronger organization and significantly higher shareholder valuation. I look forward to his continuing contributions.”

Selling, General and Administrative expenses (“SG&A”) increased to $7.6 million from $7.4 million, up approximately 2%, when compared to the first quarter of 2013. During the period, $0.2 million in severance was paid as part of the Company’s strategic efforts to reshape the management team. Furthermore, compared to the prior year, the Company increased its spending in information technology, product expansion and cash versus stock compensation while reducing other SG&A expenses.

Other expenses were consistent for the three months ended March 31, 2014 compared to the similar period in 2013; excluding the one-time cash receipt of $0.3 million related to a mutual insurance policy received in the prior year period.

“We are very pleased with these strong results to date,” said Jonathan P. Foster, Chief Financial Officer. “They meaningfully support our efforts to reduce the overall cost of existing long-term debt. We anticipate announcing additional advances during the course of this year.”

Operating Results

Gross profit for the three months ended March 31, 2014 was $12.1 million, an increase of 16%, compared to the same period in the prior year. It represented 70% of revenues in the current period compared to 71% in the prior year. Without the aforementioned opportunistic pump sale, gross profit for the current period would have been 74%.

During the first quarter of 2014, we reassessed the estimated useful life of certain property and equipment. As a result, the estimated useful life of our medical equipment was changed from five to seven years due to the determination that we were using these assets longer than originally anticipated. A major factor in this change was the servicing of such equipment by our Kansas facility, which was acquired in 2010. As a result, disposal of such equipment has decreased significantly since that acquisition.

The change in the estimated useful lives of our medical equipment was accounted for as a change in accounting estimate, on a prospective basis, effective January 1, 2014. The change in estimated useful lives resulted in $0.5 million in less depreciation expense for the quarter ended March 31, 2014 than otherwise would have been recorded. As a result, cost of revenues in the current period is $0.5 million less than the same prior year period.

Selling and marketing expenses were $2.7 million compared to $2.4 million for the three months ended March 31, 2013. The increase in selling and marketing expenses was mainly attributed to increased commissions based on higher revenue for the comparable periods.

During the three months ended March 31, 2014, general and administrative (“G&A”) expenses were $4.9 million compared to $5.0 million for the same prior year period. This maintaining of previous G&A spending levels is due to an increase during the current period in severance costs of $0.2 million, information technology (“IT”) costs of $0.1 million, product services of $0.1 million and cash versus stock compensation of $0.1 million offset by a decrease in other G&A expenses by $0.1 million. In the prior year period, the Company experienced certain expenses of $0.3 million associated with a CEO search, the final Severance Payment made to the former CEO, and a one-time payment to an exiting Board member. G&A expenses have decreased from 34% to 28% of revenues for the first quarter of 2014 compared to the same period in the prior year.

Adjusted EBITDA was $3.3 million for the first quarter of 2014 compared to $3.7 million in 2013, which included $0.3 million for a one-time cash receipt related to a mutual insurance policy. The Company utilizes Adjusted EBITDA as a means to measure its operating performance. A reconciliation from Adjusted EBITDA, a non-GAAP measure, to net income can be found in the appendix.

“We are very pleased with maintaining strong EBITDA while investing in IT and new product services,” said Jonathan P. Foster, Chief Financial Officer. He continued, “Total debt in the period increased slightly due to our $1.3 million investment in medical equipment in service within the current period, which was needed to support our rental revenue growth.”

Financial Condition

Net cash used in operations for the three months ended March 31, 2014 was $0.6 million compared to cash generated of $1.6 million for the prior year period. The decrease in cash is primarily due to increases in accounts receivable in 2014. The cash flow effect from this change in accounts receivable is a decrease of $0.8 million more than the decrease in the same quarter last year. Additionally, operating cash flow decreased due to a significant decrease of $1.8 million in accounts payable and other current liabilities.

As of March 31, 2014, we had cash and cash equivalents of $0.5 million and $6.2 million of availability on the Credit Facility compared to $1.1 million and $5.9 million, respectively, at December 31, 2013.

Guidance

The Company maintained 2014 Guidance of high single digit revenue growth.

Conference Call

The Company will conduct a conference call for investors on Monday, May 5, 2014 at 9:00 a.m. Eastern Daylight Time to discuss first quarter performance and results. Eric K. Steen, Chief Executive Officer, and Jonathan P. Foster, Chief Financial Officer, will discuss the Company’s financial performance and answer questions from the financial community. To participate in this call, please dial in toll-free (800) 447-0521 and use the confirmation number 37157235.

Non-GAAP Measures

This press release contains information prepared in conformity with GAAP as well as non-GAAP information. It is management’s intent to provide non-GAAP financial information to enhance understanding of its consolidated financial information as prepared in accordance with GAAP. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Each non-GAAP financial measure and the corresponding GAAP financial measure are presented so as to not imply that more emphasis should be placed on the non-GAAP measure. The non-GAAP financial information presented may be determined or calculated differently by other companies. Additional information about non-GAAP financial measures and a reconciliation of those measures to the most directly comparable GAAP measures are included later in this release.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Texas and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by words such as: “anticipate,” “continue,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause the Company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the Company’s expectations regarding financial condition or results of operations in future periods; the Company’s expectations regarding potential legislative and regulatory changes impacting, among other things, the level of reimbursement received from the Medicare and state Medicaid programs including CMS competitive bidding; the Company’s expectations regarding the size and growth of the market for its products and services; the Company’s ability to execute its business strategies to grow its business, including its ability to introduce new products and services; the Company’s ability to hire and retain key employees; the Company’s ability to remain in compliance with its credit facility; the Company’s dependence on its Medicare Supplier Number; changes in third-party reimbursement processes and rates; availability of chemotherapy drugs used in the Company’s infusion pump systems; physicians’ acceptance of infusion pump therapy over alternative therapies; the Company’s dependence on a limited number of third party payors; the Company’s ability to maintain relationships with health care professionals and organizations; the adequacy of the Company’s allowance for doubtful accounts; the Company’s ability to comply with changing health care regulations; sequestration; natural disasters affecting the Company, its customers or its suppliers; industry competition; the Company’s ability to implement information technology improvements and to respond to technological changes; dependence upon the Company’s suppliers; and such other factors as discussed in Part I, Item 1A. Risk Factors of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Any forward-looking statement contained in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$496	$1,138
Accounts receivable, less allowance for doubtful accounts of $5,875 and $4,774 at March 31, 2014 and December 31, 2013, respectively	12,099	10,697
Inventory	1,398	1,234
Other current assets	714	518
Deferred income taxes	2,296	2,296

Total Current Assets	17,003	15,883
Medical equipment held for sale or rental	2,955	3,664
Medical equipment in rental service, net of accumulated depreciation	15,405	14,438
Property & equipment, net of accumulated depreciation	915	872
Deferred debt issuance costs, net	1,661	1,817
Intangible assets, net	24,075	24,182
Deferred income taxes	15,998	16,300
Other assets	238	217

Total Assets	$78,250	$77,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,153	$4,736
Current portion of long-term debt	5,305	5,118
Other current liabilities	2,479	3,187

Total Current Liabilities	12,937	13,041
Long-term debt, net of current portion	21,864	21,609

Total Liabilities	$34,801	$34,650

Stockholders’ Equity
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value: authorized 200,000,000 shares; issued and outstanding 22,195,958 and 21,998,268, respectively, as of March 31, 2014 and 22,158,041 and 21,960,351, respectively, as of December 31, 2013	2	2
Additional paid-in capital	89,925	89,783
Retained deficit	(46,478)	(47,062)

Total Stockholders’ Equity	43,449	42,723

Total Liabilities and Stockholders’ Equity	$78,250	$77,373

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(in thousands, except share and per share data)	2014	2013
	(Unaudited)
Net revenues:
Rentals	$14,850	$13,445
Product sales	2,392	1,256

Net revenues	17,242	14,701
Cost of revenues:
Cost of revenues—Product, service and supply costs	2,890	2,579
Cost of revenues—Pump depreciation and loss on disposal	2,276	1,699

Gross profit	12,076	10,423

Selling, general and administrative expenses:
Provision for doubtful accounts	2,107	1,660
Amortization of intangibles	629	672
Selling and marketing	2,655	2,408
General and administrative	4,909	5,031

Total selling, general and administrative:	10,300	9,771

Operating income	1,776	652

Other income (expense):
Interest expense	(827)	(874)
Other (expense) income	(17)	312

Total other expense	(844)	(562)

Income before income taxes	932	90
Income tax expense	(349)	(39)

Net income	$583	$51

Net income per share:
Basic	$0.03	$0.00
Diluted	$0.03	$0.00
Weighted average shares outstanding:
Basic	21,972,739	21,802,515
Diluted	22,456,143	22,238,160

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
(in thousands)	2014	2013
	(Unaudited)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	$(636)	$1,632

INVESTING ACTIVITIES
Purchases of medical equipment and property	(1,127)	(1,777)
Proceeds from sale of medical equipment and property	1,252	1,093

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	125	(684)

FINANCING ACTIVITIES
Principal payments on term loans and capital lease obligations	(14,394)	(2,802)
Cash proceeds from bank loans and revolving credit facility	14,263	—

NET CASH USED IN FINANCING ACTIVITIES	(131)	(2,802)

Net change in cash and cash equivalents	(642)	(1,854)
Cash and cash equivalents, beginning of period	1,138	2,326

Cash and cash equivalents, end of period	$496	$472

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP RECONCILIATION

(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2014	2013
Net income (loss)	$583	$51
Adjustments:
Interest Expense	827	874
Income Tax Benefit	349	39
Depreciation	798	1,302
Amortization	629	672

EBITDA	$3,186	$2,938

Stock compensation	142	458
Transition costs	—	272

EBITDA—Adjusted	$3,328	$3,668